PKF

Accountants &

business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and inclusion in this Registration Statement of Super Luck, Inc. on Form SB-2 of our report dated January 9, 2006, with respect to the Balance Sheet of Super Luck, Inc. as of November 30, 2005 and the related Statement of Operations, Stockholders’ Equity and Cash Flows for the period from August 10, 2005 (date of incorporation) to November 30, 2005.

PKF

Certified Public Accountants

Hong Kong

May 10, 2006

Tel (852) 2806 3822 / Fax (852) 2806 3712

PKF / 26/F, Citicorp Centre  / 18 Whitfield Road

Causeway Bay  / Hong Kong

www.pkf-hk.com